Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

December 15, 2023

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated October 29, 2023, to the Board of Directors of Healthpeak Properties, Inc. (the “Company”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on December  15, 2023 (the “Registration Statement”), relating to the proposed business combination transaction between the Company, Physicians Realty Trust, Alpine Sub, LLC, Alpine OP Sub, LLC and Physicians Realty L.P. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Healthpeak’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Healthpeak’s Reasons for the Mergers; Recommendations of the Healthpeak Board of Directors”, “The Mergers—Opinion of Healthpeak’s Financial Advisor”, “The Mergers—Healthpeak Unaudited Prospective Financial Information; Healthpeak Management Projections” and “The Mergers—Physicians Realty Trust Unaudited Prospective Financial Information; Physicians Realty Trust Management Projections”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Daniel Gabbay
Name:	Daniel Gabbay
Title:	Managing Director